FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Series Number	2
Fund	Fidelity Massachusetts Municipal Income Fund
Trade Date	March 4, 2009
Settle Date	March 18, 2009
Security Name	MA WTR POL ABAT 5% 08/01/32
CUSIP	57604PZ56
Price	100.315
Transaction Value	$5,702,907.75
Security Name	MA WTR POL ABAT 5% 08/01/38
CUSIP	57604PZ64
Price	99.688
Transaction Value	$7,975,040
Aggregate Offering Value	$233,532,000
% of Offering	5.86%
Underwriter Purchased From	Morgan Stanley & Co. Inc.
Underwriting Members: (1)	Morgan Stanley & Co. Inc.
Underwriting Members: (2)	Siebert Brandford Shank & Co., Inc.
Underwriting Members: (3)	Banc of America Securities LLC
Underwriting Members: (4)	Citi
Underwriting Members: (5)	Goldman, Sachs & Co.
Underwriting Members: (6)	J.P. Morgan
Underwriting Members: (7)	Merrill Lynch & Co.
Underwriting Members: (8)	Ramirez & Co., Inc.
Underwriting Members: (9)	Barclays Capital
Underwriting Members: (10)	Butler Wick & Co. Inc.
Underwriting Members: (11)	Cabrera Capital Markets, LLC
Underwriting Members: (12)	Corby Capital Markets, Inc.
Underwriting Members: (13)	DEPFA First Albany Securities LLC
Underwriting Members: (14)	Fidelity Capital Markets Services
Underwriting Members: (15)	Jackson Securities
Underwriting Members: (16)	Lebenthal & Co., LLC
Underwriting Members: (17)	Loop Capital Markets, LLC
Underwriting Members: (18)	Morgan Keegan & Company, Inc.
Underwriting Members: (19)	MR Beal & Company
Underwriting Members: (20)	Raymond James & Associates, Inc.
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Rice Financial Products Company
Underwriting Members: (23)	Roosevelt & Cross, Inc.
Underwriting Members: (24)	SBK-Brooks Investment Corp.
Underwriting Members: (25)	Southwest Securities
Underwriting Members: (26)	Sterne, Agee & Leach, Inc.
Underwriting Members: (27)	Wachovia Bank, National Association